EXHIBIT 99.1

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Feb. 14, 2018

MEDIA CONTACT:	INVESTOR CONTACT:
Keith Isbell (918) 573-7308	Brett Krieg (918) 573-4614

Williams Reports 2017 Financial Results

TULSA, Okla. – Williams (NYSE: WMB) today announced its financial results for the three and 12 months ended Dec. 31, 2017.
Fourth-Quarter and Full-Year 2017 Highlights

•	4Q 2017 Net Income of $1.687 Billion - Positively Impacted by Tax Cuts and Jobs Act of 2017; Cash Tax Deferral Extended & Lower Future Tax Payments Expected

•	Increased 4Q & Full-Year 2017 Adjusted EBITDA to $1.160 Billion and $4.531 Billion Respectively, Despite over $3 Billion in Asset Sales Since September 2016

•	Williams Partners Placed Transco Expansions New York Bay and Virginia Southside II into Service in 4Q 2017 - Completing Transco's 2017 "Big 5" Expansion Projects

•	Williams Improved Credit Profile; Consolidated Net Debt Reduced by $3.3 Billion from Jan. 1, 2017 through Dec. 31, 2017

•	Williams Partners Exceeded Midpoint of Financial Guidance Targets for 2017, Guidance for 2018 DCF, Distribution Growth (5 to 7%) and Coverage Remain on Target

•	Williams' Guidance for 2018, Dividend Growth (10 to 15%) and Coverage Remain on Target

Williams Summary Financial Information Amounts in millions, except per-share amounts. Per share amounts are reported on a diluted basis. All amounts are attributable to The Williams Companies, Inc.

	4Q				Full Year
	2017		2016		2017		2016

GAAP Measures
Cash Flow from Operations (1)	$719			$1,583	$2,556			$3,680
Net income (loss)	$1,687			($15)	$2,174			($424)
Net income (loss) per share	$2.03			($0.02)	$2.62			($0.57)

Non-GAAP Measures (2)
Adjusted income from continuing operations	$170			$130	$521			$450
Adjusted income from continuing operations per share	$0.20			$0.17	$0.63			$0.60
Adjusted EBITDA	$1,160			$1,123	$4,531			$4,436
Cash Flow available for Dividends and other uses	$349			$518	$1,444			$1,821
Dividend Coverage Ratio	1.41	x	3.45	x	1.46	x	1.44	x

(1) Cash Flow from Operations was higher in 2016, due primarily to the receipt of $820 million in cash in the fourth quarter of 2016 associated with certain contract restructurings and prepayments.

(2) Schedules reconciling adjusted income from continuing operations, adjusted EBITDA, Cash Available for Dividends and Dividend Coverage Ratio (non-GAAP measures) are available at www.williams.com and as an attachment to this news release.

Fourth-Quarter and Full-Year 2017 Financial Results
Williams reported unaudited fourth-quarter 2017 net income attributable to Williams of $1.687 billion, an improvement of $1.702 billion from fourth-quarter 2016. The favorable change was driven primarily by the remeasurement of Williams' deferred tax liabilities to reflect lower future tax payments expected due to the Tax Cuts and Jobs Act of 2017 ("Tax Reform Act"). This resulted in the recognition of an income tax provision benefit of $1.9 billion for the year ended Dec. 31, 2017. In addition, the absence of a $318 million impairment of equity method investments from fourth-quarter 2016 is also reflected in the improvement. Partially offsetting the increase was the impact of $713 million of non-cash charges at Williams Partners' Transco and Northwest Pipeline primarily related to regulatory liabilities resulting from the Tax Reform Act.

For the year, Williams reported unaudited net income of $2.174 billion, a favorable change of $2.598 billion over the corresponding 12-month reporting period in 2016. The improvement was driven primarily by the net impact of the Tax Reform Act as described in the previous paragraph, a $1.095 billion gain associated with the sale of our ownership interest in the Geismar olefins facility, the absence of impairments of equity-method investments and higher revenues from Williams Partners' Atlantic-Gulf business. Partially offsetting the improvement was a net increase in impairments of certain assets and the absence of results associated with the Geismar olefins facility, which was sold July 6, 2017.

Williams reported fourth-quarter 2017 Adjusted EBITDA of $1.160 billion, a $37 million increase from fourth-quarter 2016. Williams Partners' current businesses increased Adjusted EBITDA by $84 million in fourth-quarter 2017 vs. fourth-quarter 2016, driven in large part by $117 million increased fee-based revenues, due primarily to the growth in fee-based revenues in Williams Partners' Atlantic-Gulf and West businesses partially offset by $30 million in higher operating and maintenance (O&M) expenses. The $84 million improvement from Williams Partners' current businesses was partially offset by the absence of $47 million Adjusted EBITDA earned in fourth-quarter 2016 from the NGL & Petchem Services business primarily as a result of the sale of the Geismar olefins facility on July 6, 2017.

For the year, Williams reported Adjusted EBITDA of $4.531 billion, an increase of $95 million over fiscal 2016. The current businesses in the Williams Partners segment increased Adjusted EBITDA by $202 million in 2017 compared to 2016. The improvement was driven primarily by $147 million increased fee-based revenues driven primarily from new assets brought online by the Atlantic-Gulf business in the Williams Partners segment. Full-year 2017 results for the Williams Partners segment also benefited from $51 million increased commodity margins and $28 million from higher EBITDA from joint ventures, partially offset by $63 million higher O&M expenses. The $202 million improvement from Williams Partners' current businesses was partially offset by the absence of $157 million Adjusted EBITDA earned in 2016 from the NGL & Petchem Services business primarily as a result of the sale of the Geismar olefins facility on July 6, 2017.

CEO Perspective
Alan Armstrong, president and chief executive officer, made the following comments:

"I am pleased with the organization's strong execution in 2017. Our organization has been working hard to keep its promises to our customers, shareholders, and other stakeholders with timely and safe delivery of our projects, including Transco’s ‘Big 5’ projects (Gulf Trace, Hillabee Phase 1, Dalton, New York Bay and Virginia Southside II). This is reflected in our financial results where we exceeded the midpoint of our guidance range for Adjusted EBITDA, DCF and Cash Coverage ratios.

"We achieved these impressive results, which include improvement in year-over-year Adjusted EBITDA for both fourth-quarter and full-year 2017, in spite of the impact of multiple hurricanes and more than $3 billion in asset sales since September 2016. Our stable foundation of demand-driven expansions continues to grow our business. In 2018, we look forward to a full year of revenue from our ‘Big 5’ as well as contributions from our Atlantic Sunrise project later this year and the associated growth in Northeast gathering volumes.

"We also carried out our financial repositioning in January of 2017 in a way that positioned the company to fund an attractive slate of large-scale expansion projects without accessing public equity markets, strengthened distribution coverage, enhanced our credit profile, improved our cost of capital and underpinned our growth outlook. As a result of a full year of executing on the key aspects of our plan, we reduced Williams consolidated debt for the year by $3.3 billion and dramatically reduced our commodity exposure.

"As the Atlantic Sunrise project construction continues, the debottlenecking of the Northeast is starting to occur as other pipelines in the Northeast have also been placed in service recently or will be brought online in the near future. We are beginning to see some of the key fundamentals of our strategy take shape in the Northeast where we have a leading market share and a path to deliver long-term sustainable shareholder value. Volumes are increasing and our focus on executing the company’s natural gas-focused business strategy is producing predictable fee-based revenue growth backed by long-term commitments."

Business Segment Results
Williams’ business segments for financial reporting are Williams Partners and Other.

Williams	Modified and Adjusted EBITDA
Amounts in millions	4Q 2017			4Q 2016			YTD 2017			YTD 2016
	Modified EBITDA	Adjust.	Adjusted EBITDA	Modified EBITDA	Adjust.	Adjusted EBITDA	Modified EBITDA	Adjust.	Adjusted EBITDA	Modified EBITDA	Adjust.	Adjusted EBITDA
Williams Partners	$408	$742	$1,150	$1,235	($122)	$1,113	$3,616	$856	$4,472	$3,864	$563	$4,427
Other	(90)	100	10	(8)	18	10	(150)	209	59	(542)	551	9
Totals	$318	$842	$1,160	$1,227	($104)	$1,123	$3,466	$1,065	$4,531	$3,322	$1,114	$4,436

Williams uses Modified EBITDA for its segment reporting. Definitions of Modified EBITDA and Adjusted EBITDA and schedules reconciling to net income are included in this news release.
Williams Partners Segment
Comprised of our consolidated master limited partnership, WPZ, Williams Partners segment includes gas pipeline and midstream businesses. The gas pipeline business includes interstate natural gas pipelines and pipeline joint project investments. The midstream business provides natural gas gathering, treating, processing and compression services; NGL production, fractionation, storage, marketing and transportation; deepwater production handling and crude oil transportation services; and is comprised of several wholly owned and partially owned subsidiaries and joint project investments.

Williams Partners reported fourth-quarter 2017 Modified EBITDA of $408 million, a decrease of $827 million from fourth-quarter 2016. The unfavorable change in Modified EBITDA was driven primarily by the impact of $713 million of non-cash charges at the segment's Transco and Northwest Pipeline primarily related to regulatory liabilities established as a result of the recently enacted Tax Reform Act. Some of the rates charged to customers of our regulated natural gas pipelines are subject to periodic FERC rate case filings, which permit the recovery of an income tax allowance that includes a deferred income tax component in our recourse rates. As a result of the reduced income tax rate from the Tax Reform Act and the resulting regulatory liabilities, we expect that any future rate case settlements or proceedings before the FERC will be impacted by this lower income tax allowance. However, the actual amount and timing of any return of this regulatory liability to customers will be subject to negotiations in future rate proceedings. We expect that the amortization of the regulatory liability will be over an extended period of time (as much as 20 years or more). Considering all of these recourse rate-making elements, Transco still expects to file for increased cost-of-service rates in its upcoming initial rate filing in 2018.

Adjusted EBITDA increased by $37 million to $1.150 billion.The non-cash charges associated with the Tax Reform Act did not impact 2017 Adjusted EBITDA. Williams Partners' current businesses increased Adjusted EBITDA by $84 million in fourth-quarter 2017 vs. fourth-quarter 2016, driven by $117 million increased fee-based revenues, due primarily to the growth in fee-based revenues in Williams Partners' Atlantic-Gulf and West businesses, partially offset by$30 million in higher O&M and selling, general and administrative (SG&A) expenses. The $84 million improvement from Williams Partners' current businesses was partially offset by the absence of $47 million Adjusted EBITDA earned in fourth-quarter 2016 from the NGL & Petchem Services business primarily as a result of the sale of the Geismar olefins facility on July 6, 2017.

For the year, Williams Partners reported Modified EBITDA of $3.616 billion, a decrease of $248 million compared to results for full-year 2016. Adjusted EBITDA was $4.472 billion, a $45 million increase over the corresponding 12-month reporting period. The unfavorable change in Modified EBITDA was driven primarily by the non-cash charges resulting from the Tax Reform Act as described in the previous paragraph. Results were also negatively impacted by impairments of assets, largely offset by the gain related to the sale of the Geismar facility. The non-

cash charges associated with the Tax Reform Act did not impact 2017 Adjusted EBITDA. Williams Partners' current businesses increased Adjusted EBITDA by $202 million in 2017 compared to 2016. The improvement was driven primarily by $147 million increased fee-based revenues driven largely by new assets brought online by the Atlantic-Gulf segment. Williams Partners' full-year 2017 results also benefited from $51 million increased commodity margins and $28 million higher EBITDA from joint ventures, partially offset by $63 million higher O&M expenses. The $202 million improvement from Williams Partners' current businesses was partially offset by the absence of $157 million Adjusted EBITDA earned in 2016 from the NGL & Petchem Services business primarily as a result of the sale of the Geismar olefins facility on July 6, 2017.

Williams Partners’ complete financial results for fourth-quarter and full-year 2017 are provided in the earnings news release issued today by Williams Partners.

Other Segment
Williams’ Other segment reported fourth-quarter 2017 Modified EBITDA of ($90) million, a decrease of $82 million from fourth-quarter 2016, driven by a $63 million regulatory charge associated with the Tax Reform Act. Adjusted EBITDA remained stable at $10 million.

For the year, Williams’ Other segment reported Modified EBITDA of ($150) million, an increase of $392 million due primarily to the absence of a second-quarter 2016, $406 million impairment charge associated with the company's former Canadian business that was sold in September 2016. Adjusted EBITDA realized a $50 million improvement to $59 million. Both measures benefited from $29 million of higher income associated with a regulatory asset, and was primarily driven by our increased ownership in WPZ.

Notable Accomplishments
On Dec. 5, 2017, the Williams Partners segment announced that it had successfully placed into service its Virginia Southside II expansion project, the fifth of Transco’s “Big 5” expansions to be placed into service in 2017. These five, fully-contracted expansion projects (Gulf Trace, Hillabee Phase 1, Dalton, New York Bay and Virginia Southside II) combined to add more than 2.8 million dekatherms per day (Dth/d) of firm transportation capacity to the Transco pipeline system in 2017, contributing to the increase of Transco’s design capacity by approximately 25 percent.

Williams' Credit Profile Update
The company strengthened its balance sheet and credit profile during the year with an over $500 million reduction of the Williams Companies' corporate-level debt in addition to the nearly $2.1 billion debt reduction at Williams Partners and more than $700 million increase in consolidated cash. As of the end of 2017, Williams had corporate level debt of $4.4 billion, in addition to Williams Partners' debt of $16.5 billion and consolidated cash and cash equivalents of $899 million, which the company intends to use primarily to fund growth capital expenditures and long-term investments at Williams Partners.

2018 Guidance
Current guidance for 2018 is set out in the following table. As noted in the table below, Williams Partners' Adjusted EBITDA and Distributable Cash Flow estimates for 2018 have recently been impacted by non-cash adjustments related to the new GAAP revenue recognition standard and Tax Reform Act. For Williams Partners' Adjusted EBITDA, the unfavorable non-cash impacts of these two items were approximately $120 million for the new GAAP revenue recognition standard and approximately $30 million for tax reform primarily due to Northwest Pipeline even though rates on Northwest Pipeline remain unchanged until the next rate case cycle expected to occur in 2021.
The main effect of the new GAAP revenue recognition standard was to extend the amortization of deferred revenue associated with certain 2016 contract restructurings and pre-payments by approximately 10 years resulting in lower 2018 and 2019 revenue and then higher revenue amounts through 2029. Furthermore, as a result of the extended revenue amortization period under the new GAAP revenue standard, we have prospectively discontinued the adjustment which removed the DCF associated with these 2016 contract restructuring prepayments. Consequently, DCF is expected to be approximately $140 million higher in 2018 than it otherwise would have been absent this prospective change.

For Williams, the above-described 2018 guidance for Williams Partners will support 10 to 15 percent dividend growth and at least 1.35x dividend-coverage ratio.

Amounts in billions, except per-unit cash distribution, cash dividend and coverage ratio amounts. All income amounts attributable to Williams Partners LP.
Williams Partners	2018
Net income (1)	$1.5-$1.7
Adjusted EBITDA (1)(2)(3)	$4.45-$4.65
Distributable Cash Flow (1)(2)(4)	$2.9-$3.2
Cash Distribution Coverage Ratio (1)(2)(4)	~1.2x (midpoint of guidance)
Distribution Growth Rate (3) (Quarterly Distribution Increases)	5-7% annual growth for 2018 and 2019
Total Growth Capital Expenditures	$2.7
Transco Growth Capital Expenditures	$1.7
Leverage (5)	< 4.5x

(1) Assumes 2018 WTI oil price of approximately $59.00 per barrel and Henry Hub natural gas price of approximately $2.80 per mmbtu.
(2) For Williams Partners, Adjusted EBITDA, Distributable Cash Flow and Cash Distribution Coverage Ratio are non-GAAP measures and for Williams, Dividend Coverage Ratio is a non-GAAP measure; reconciliations to the most relevant measures are attached to this news release.

(3) Includes $0.15 billion unfavorable effects of new revenue recognition standard and tax reform. Guidance would be $4.6-$4.8 without these items. See description above.
(4) Includes $0.14 billion favorable effects associated with changes in the treatment of certain 2016 contract restructurings. Guidance would be $2.8-$3.1 without these items. See description above.
(5) Estimated rating agency adjusted Debt to EBITDA

Williams	2018
Dividend Growth Rate (Annual Dividend Increases)	10-15% annual growth for 2018 and 2019
Dividend Coverage Ratio (1)	~1.35x (midpoint of guidance)
Consolidated Leverage (2)	< 5.25x
Economic Coverage Ratio (1)	~1.75x (midpoint of guidance)

(1) For Williams, Dividend Coverage Ratio is a non-GAAP measure; reconciliations to the most relevant measures are attached to this news release.
(2) Estimated rating agency adjusted Debt to EBITDA

Williams’ Year-End 2017 Materials to be Posted Shortly; Q&A Webcast Scheduled for Tomorrow
Williams’ fourth-quarter and full-year 2017 financial results package will be posted shortly at www.williams.com.

Williams and Williams Partners will host a joint Q&A live webcast on Thursday, Feb. 15, at 9:30 a.m. Eastern Time (8:30 a.m. Central Time). A limited number of phone lines will be available at (888) 468-2440. International callers should dial (719) 325-4790. The conference ID is 2010872. The link to the webcast, as well as replays of the webcast, will be available for at least 90 days following the event at www.williams.com.

Form 10-K
The company plans to file its 2017 Form 10-K with the Securities and Exchange Commission (SEC) next week. Once filed, the document will be available on both the SEC and Williams websites.

Non-GAAP Measures
This news release and accompanying materials may include certain financial measures – Adjusted EBITDA, adjusted income (“earnings”), adjusted earnings per share, cash available for dividends and other uses, WMB economic DCF, dividend coverage ratio, economic coverage ratio, distributable cash flow and cash distribution coverage ratio – that are non-GAAP financial measures as defined under the rules of the SEC.

Our segment performance measure, Modified EBITDA, is defined as net income (loss) before income (loss) from discontinued operations, income tax expense, net interest expense, equity earnings from equity-method investments, other net investing income, impairments of equity investments and goodwill, depreciation and amortization expense, and accretion expense associated with asset retirement obligations for nonregulated operations. We also add our proportional ownership share (based on ownership interest) of Modified EBITDA of equity-method investments.

Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Management believes these measures provide investors meaningful insight into results from ongoing operations.

Cash available for dividends and other uses is defined as cash received from our ownership in WPZ and Adjusted EBITDA from our Other segment, less interest, taxes and maintenance capital expenditures associated with our Other segment. We also calculate the ratio of cash available for dividends to the total cash dividends paid (dividend coverage ratio). This measure reflects our cash available for dividends relative to actual cash dividends paid. We further adjust these metrics to include Williams’ proportional share of WPZ’s distributable cash flow in excess of distributions, resulting in WMB economic DCF and economic coverage ratio.

For Williams Partners L.P., we define distributable cash flow as Adjusted EBITDA less maintenance capital expenditures, cash portion of interest expense, income attributable to noncontrolling interests and cash income taxes, plus WPZ restricted stock unit non-cash compensation expense and certain other adjustments that management believes affects the comparability of results. Adjustments for maintenance capital expenditures and cash portion of interest expense include our proportionate share of these items of our equity-method investments.
We also calculate the ratio of distributable cash flow to the total cash distributed (cash distribution coverage ratio). This measure reflects the amount of distributable cash flow relative to our cash distribution.

This news release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Company’s assets and the cash that the business is generating.

Neither Adjusted EBITDA, adjusted income, cash available for dividends and other uses or distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

About Williams
Williams (NYSE: WMB) is a premier provider of large-scale infrastructure connecting U.S. natural gas and natural gas products to growing demand for cleaner fuel and feedstocks. Headquartered in Tulsa, Okla., Williams owns approximately 74 percent of Williams Partners L.P. (NYSE: WPZ). Williams Partners is an industry-leading, large-cap master limited partnership with operations across the natural gas value chain including gathering, processing and interstate transportation of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. www.williams.com

Forward-Looking Statements
The reports, filings, and other public announcements of The Williams Companies, Inc. (Williams) may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included herein that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in-service date” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Expected levels of cash distributions by Williams Partners L.P. (WPZ) with respect to limited partner interests;

•	Levels of dividends to Williams stockholders;

•	Future credit ratings of Williams, WPZ, and their affiliates;

•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Expected in-service dates for capital projects;

•	Financial condition and liquidity;

•	Business strategy;

•	Cash flow from operations or results of operations;

•	Seasonality of certain business components;

•	Natural gas and natural gas liquids prices, supply, and demand;

•	Demand for our services.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied herein. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Whether WPZ will produce sufficient cash flows to provide expected levels of cash distributions;

•	Whether we are able to pay current and expected levels of dividends;

•	Whether WPZ elects to pay expected levels of cash distributions and we elect to pay expected levels of dividends;

•	Whether we will be able to effectively execute our financing plan;

•	Whether we will be able to effectively manage the transition in our board of directors and management as well as successfully execute our business restructuring;

•	Availability of supplies, including lower than anticipated volumes from third parties served by our business, and market demand;

•	Volatility of pricing including the effect of lower than anticipated energy commodity prices and margins;

•	Inflation, interest rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);

•	The strength and financial resources of our competitors and the effects of competition;

•	Whether we are able to successfully identify, evaluate and timely execute our capital projects and other investment opportunities in accordance with our forecasted capital expenditures budget;

•	Our ability to successfully expand our facilities and operations;

•	Development and rate of adoption of alternative energy sources;

•	The impact of operational and developmental hazards, unforeseen interruptions, and the availability of adequate insurance coverage;

•
The impact of existing and future laws (including but not limited to the Tax Cuts and Jobs Act of 2017), regulations, the regulatory environment, environmental liabilities, and litigation, as well as our ability to obtain necessary permits and approvals, and achieve favorable rate proceeding outcomes;

•	Our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of our customers and counterparties;

•
Risks related to financing, including restrictions stemming from debt agreements, future changes in credit ratings as determined by nationally-recognized credit rating agencies and the availability and cost of capital;

•	The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•	Risks associated with weather and natural phenomena, including climate conditions and physical damage to our facilities;

•	Acts of terrorism, including cybersecurity threats, and related disruptions;

•	Additional risks described in our filings with the Securities and Exchange Commission (SEC).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth herein. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. For a detailed discussion of those factors, see Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K filed with the SEC on February 22, 2017.
# # #

Reconciliation of Income (Loss) Attributable to The Williams Companies, Inc. to Adjusted Income
(UNAUDITED)
	2016					2017
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Income (loss) attributable to The Williams Companies, Inc. available to common stockholders	$(65)	$(405)	$61	$(15)	$(424)	$373	$81	$33	$1,687	$2,174

Income (loss) - diluted earnings (loss) per common share	$(.09)	$(.54)	$.08	$(.02)	$(.57)	$.45	$.10	$.04	$2.03	$2.62
Adjustments:
Williams Partners
Estimated minimum volume commitments	$60	$64	$70	$(194)	$—	$15	$15	$18	$(48)	$—
Impairment of certain assets	—	389	—	22	411	—	—	1,142	9	1,151
Ad valorem obligation timing adjustment	—	—	—	—	—	—	—	7	—	7
Organizational realignment-related costs	—	—	—	24	24	4	6	6	2	18
Loss related to Canada disposition	—	—	32	2	34	(3)	(1)	4	4	4
Severance and related costs	25	—	—	12	37	9	4	5	4	22
Constitution Pipeline project development costs	—	8	11	9	28	2	6	4	4	16
Potential rate refunds associated with rate case litigation	15	—	—	—	15	—	—	—	—	—
ACMP Merger and transition costs	5	—	—	—	5	—	4	3	4	11
Share of impairment at equity-method investments	—	—	6	19	25	—	—	1	—	1
Gain on asset retirement	—	—	—	(11)	(11)	—	—	(5)	5	—
Geismar Incident adjustments	—	—	—	(7)	(7)	(9)	2	8	(1)	—
Gain on sale of Geismar Interest	—	—	—	—	—	—	—	(1,095)	—	(1,095)
Gains from contract settlements and terminations	—	—	—	—	—	(13)	(2)	—	—	(15)
Accrual for loss contingency	—	—	—	—	—	9	—	—	—	9
Gain on early retirement of debt	—	—	—	—	—	(30)	—	3	—	(27)
Gain on sale of RGP Splitter	—	—	—	—	—	—	(12)	—	—	(12)
Settlement charge from pension early payout program	—	—	—	—	—	—	—	—	35	35
Regulatory charges resulting from Tax Reform	—		—	—	—	—	—	—	713	713
Share of regulatory charges resulting from Tax Reform for equity-method investments	—	—	—	—	—	—	—	—	11	11
Expenses associated with Financial Repositioning	—	—	—	—	—	—	2	—	—	2
Expenses associated with strategic asset monetizations	—	—	—	2	2	1	4	—	—	5
Total Williams Partners adjustments	105	461	119	(122)	563	(15)	28	101	742	856
Other
Impairment of certain assets	—	406	—	8	414	—	23	68	—	91
Loss related to Canada disposition	—	—	33	(1)	32	1	—	—	1	2
Canadian PDH facility project development costs	34	11	16	—	61	—	—	—	—	—
Gain on sale of certain assets	(10)	—	—	—	(10)	—	—	—	—	—
Expenses associated with strategic alternatives	6	13	21	7	47	1	3	5	—	9
ACMP Merger and transition costs	2	—	—	—	2	—	—	—	—	—
Severance and related costs	1	—	—	4	5	—	—	—	—	—
Settlement charge from pension early payout program	—	—	—	—	—	—	—	—	36	36
Regulatory charges resulting from Tax Reform	—	—	—	—	—	—	—	—	63	63
Expenses associated with Financial Repositioning	—	—	—	—	—	8	—	—	—	8
Total Other adjustments	33	430	70	18	551	10	26	73	100	209
Adjustments included in Modified EBITDA	138	891	189	(104)	1,114	(5)	54	174	842	1,065

Adjustments below Modified EBITDA
Impairment of equity-method investments - Williams Partners	112	—	—	318	430	—	—	—	—	—
Gain on disposition of equity-method investment - Williams Partners	—	—	(27)	—	(27)	(269)	—	—	—	(269)
Interest expense related to potential rate refunds associated with rate case litigation - Williams Partners	3	—	—	—	3	—	—	—	—	—
Accelerated depreciation related to reduced salvage value of certain assets - Williams Partners	—	—	—	4	4	—	—	—	—	—
Accelerated depreciation by equity-method investments	—	—	—	—	—	—	—	—	9	9
Change in depreciable life associated with organizational realignment - Williams Partners	—	—	—	(16)	(16)	(7)	—	—	—	(7)
Interest income on receivable from sale of Venezuela assets - Other	(18)	(18)	—	—	(36)	—	—	—	—	—
Allocation of adjustments to noncontrolling interests	(83)	(154)	(41)	(76)	(354)	77	(10)	(28)	(199)	(160)
	14	(172)	(68)	230	4	(199)	(10)	(28)	(190)	(427)
Total adjustments	152	719	121	126	1,118	(204)	44	146	652	638
Less tax effect for above items	(61)	(202)	(39)	19	(283)	77	(17)	(55)	(246)	(241)
Adjustments for tax-related items (1)	—	34	5	—	39	(127)	—	—	(1,923)	(2,050)

Adjusted income available to common stockholders	$26	$146	$148	$130	$450	$119	$108	$124	$170	$521
Adjusted diluted earnings per common share (2)	$.03	$.19	$.20	$.17	$.60	$.14	$.13	$.15	$.20	$.63
Weighted-average shares - diluted (thousands)	751,040	751,297	751,858	752,818	751,761	826,476	828,575	829,368	829,607	828,518

(1) The second and third quarters of 2016 include a favorable adjustment related to the reversal of a cumulative anticipatory foreign tax credit. The first quarter of 2017 includes an unfavorable adjustment related to the release of a valuation allowance. The fourth quarter of 2017 includes an unfavorable adjustment to reverse the tax benefit associated with remeasuring our deferred tax balances at a lower corporate rate resulting from Tax Reform.

(2) The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.

Reconciliation of "Net Income (Loss)" to “Modified EBITDA” and Non-GAAP “Adjusted EBITDA”
(UNAUDITED)
	2016					2017
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Net income (loss)	$(13)	$(505)	$131	$37	$(350)	$569	$193	$125	$1,622	$2,509
Provision (benefit) for income taxes	2	(145)	69	49	(25)	37	65	24	(2,100)	(1,974)
Interest expense	291	298	297	293	1,179	280	271	267	265	1,083
Equity (earnings) losses	(97)	(101)	(104)	(95)	(397)	(107)	(125)	(115)	(87)	(434)
Impairment of equity-method investments	112	—	—	318	430	—	—	—	—	—
Other investing (income) loss - net	(18)	(18)	(28)	1	(63)	(272)	(2)	(4)	(4)	(282)
Proportional Modified EBITDA of equity-method investments	189	191	194	180	754	194	215	202	184	795
Depreciation and amortization expenses	445	446	435	437	1,763	442	433	433	428	1,736
Accretion expense associated with asset retirement obligations for nonregulated operations	7	8	9	7	31	7	9	7	10	33
Modified EBITDA	$918	$174	$1,003	$1,227	$3,322	$1,150	$1,059	$939	$318	$3,466

Williams Partners	$955	$604	$1,070	$1,235	$3,864	$1,132	$1,076	$1,000	$408	$3,616
Other	(37)	(430)	(67)	(8)	(542)	18	(17)	(61)	(90)	(150)
Total Modified EBITDA	$918	$174	$1,003	$1,227	$3,322	$1,150	$1,059	$939	$318	$3,466

Adjustments included in Modified EBITDA (1):

Williams Partners	$105	$461	$119	$(122)	$563	$(15)	$28	$101	$742	$856
Other	33	430	70	18	551	10	26	73	100	209
Total Adjustments included in Modified EBITDA	$138	$891	$189	$(104)	$1,114	$(5)	$54	$174	$842	$1,065

Adjusted EBITDA:

Williams Partners	$1,060	$1,065	$1,189	$1,113	$4,427	$1,117	$1,104	$1,101	$1,150	$4,472
Other	(4)	—	3	10	9	28	9	12	10	59
Total Adjusted EBITDA	$1,056	$1,065	$1,192	$1,123	$4,436	$1,145	$1,113	$1,113	$1,160	$4,531

(1) Adjustments by segment are detailed in the "Reconciliation of Income (Loss) Attributable to The Williams Companies, Inc. to Adjusted Income," which is also included in these materials.

Dividend Coverage Ratio
(UNAUDITED)
	2016					2017
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Distributions from WPZ (accrued / “as declared” basis) (1)	$513	$513	$522	$597	$2,145	$421	$421	$421	$421	$1,684
Other Segment Adjusted EBITDA (2)	(14)	(12)	(13)	(4)	(43)	28	9	12	10	59
Corporate interest	(66)	(67)	(68)	(67)	(268)	(66)	(65)	(66)	(64)	(261)
Subtotal	433	434	441	526	1,834	383	365	367	367	1,482
WMB cash tax rate	0%	-1%	0%	1%	0%	0%	0%	2%	2%	1%
WMB cash taxes (excludes cash taxes paid by WPZ)	2	3	—	(7)	(2)	—	—	(7)	(9)	(16)
Other Segment Maintenance Capital	(6)	(4)	—	(1)	(11)	(3)	(5)	(5)	(9)	(22)
WMB cash available for dividends and other uses (3)	$429	$433	$441	$518	$1,821	$380	$360	$355	$349	$1,444
WMB dividends paid	(480)	(481)	(150)	(150)	(1,261)	(248)	(248)	(248)	(248)	(992)
Excess cash available after dividends	$(51)	$(48)	$291	$368	$560	$132	$112	$107	$101	$452

Dividend per share	$0.6400	$0.6400	$0.2000	$0.2000	$1.6800	$0.3000	$0.3000	$0.3000	$0.3000	$1.2000

Coverage ratio (1)(4)	0.89	0.90	2.94	3.45	1.44	1.53	1.45	1.43	1.41	1.46

(1) Cash distributions for the first quarter of 2016 was increased by $10 million in order to exclude the impact of the IDR waiver associated with the WPZ merger termination fee from the determination of coverage ratios. Cash distributions for the third quarter of 2016 was increased by $150 million in order to exclude the impact of the IDR waiver associated with the sale of the Canadian operations.

(2) For periods prior to 2017, includes only former Williams NGL & Petchem Services segment.
(3) As previously announced, effective with the third quarter of 2016, Williams reduced its regular dividend from $0.64 per share to $0.20 per share to support Williams' plan to reinvest a portion of the cash available for dividends and other uses into Williams Partners. Effective with the first quarter of 2017, Williams increased its regular dividend from $0.20 per share to $0.30 per share as part of the Financial Repositioning announced in the first quarter of 2017.

(4) WMB cash available for dividends and other uses / WMB dividends paid.

WMB Dividend Coverage Ratio	2018
(Dollars in billions, except per share amounts)	Guidance

Distributions from WPZ (accrued / “as declared” basis)	$1.800
Other Segment Adjusted EBITDA	0.025
Corporate interest	(0.250)
Subtotal	$1.575
WMB cash tax rate	0.0%
WMB cash taxes (excludes cash taxes paid by WPZ)	—
Other Segment Maintenance Capital	(0.050)
WMB cash available for dividends and other uses	$1.525
WMB dividends paid	(1.125)
Excess cash available after dividends	$0.400

Dividend per share	$1.36

Coverage ratio (1)	1.36	x

Memo:
WMB Economic Interest in WPZ Cash Coverage - Guidance Midpoint (2)	$0.445
WMB cash available for dividends and other uses	1.525
WMB Economic Distributable Cash Flow (3)	$1.970

Economic coverage ratio (4)	1.75	x

Notes:
WMB does not expect to be a U.S. federal income cash taxpayer through at least 2021, excluding taxes on any potential asset monetizations.
(1) WMB cash available for dividends and other uses / WMB dividends paid
(2) WMB pro rata share (~74%) of WPZ Distributable cash flow in excess of Total cash distributed
(3) WMB Economic Interest in WPZ Cash Coverage + WMB cash available for dividends and other uses
(4) WMB Economic Distributable Cash Flow / WMB dividends paid

WPZ Reconciliation of "Net Income (Loss)" to "Modified EBITDA",
Non-GAAP "Adjusted EBITDA" and "Distributable Cash Flow"
	2018 Guidance Range
(Dollars in billions, except coverage ratios)	Low		Mid		High

Net income (loss)	$1.500		$1.600		$1.700
Provision (benefit) for income taxes			—
Interest expense			0.825
Equity (earnings) losses			(0.325)
Proportional Modified EBITDA of equity-method investments			0.700
Depreciation and amortization expenses and accretion for asset retirement obligations associated with nonregulated operations			1.750
Modified EBITDA	4.450		4.550		4.650

Total EBITDA adjustments			—
Adjusted EBITDA	4.450		4.550		4.650

Maintenance capital expenditures (1)	(0.550)		(0.500)		(0.450)
Interest expense (cash portion) (2)			(0.875)
Income attributable to noncontrolling interests, cash taxes and other			(0.125)

Distributable cash flow attributable to Partnership Operations	$2.900		$3.050		$3.200

Total cash distributed	$2.450		$2.450		$2.450

Cash Coverage Ratio (Distributable cash flow attributable to Partnership Operations / Total cash distributed)	1.18	x	1.24	x	1.31	x

(1) Includes proportionate share of maintenance capital expenditures of equity investments.
(2) Includes proportionate share of interest expense of equity investments.